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                                                                    EXHIBIT 23.1

                              ACCOUNTANTS' CONSENT

The Board of Directors
Cyberian Outpost, Inc.:

  We consent to incorporation by reference in the registration statement (No. 333-64403) on Form S-8 of Cyberian Outpost, Inc. of our reports dated March 26, 1999, relating to the balance sheets of Cyberian Outpost, Inc. as of February 28, 1998 and 1999, and the related statements of operations, redeemable preferred stock and changes in stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended February 28, 1999, and the related schedule, which reports appear in the February 28, 1999, annual report on Form 10-K of Cyberian Outpost, Inc.

                                          KPMG LLP
Providence, Rhode Island
June 1, 1999